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                                                                 EXHIBIT 10.28

                                DELTAPOINT, INC.
                            22 Lower Ragsdale Drive
                               Monterey, CA 93940

                                 March 24, 1997

Mr. Jeffrey Ait
337 Kingsbury Drive
Aptos, CA  95003

Dear Jeff:

     DeltaPoint, Inc. (the "Company") is pleased to offer you employment on the following terms:

     1. POSITION. You will serve in a full-time capacity as Chief Executive Officer of the Company. You will report to the Board of Directors of the Company. The Company agrees to take all action necessary to nominate and elect you as a director of the Company as soon as possible following your commencement of employment and to continue your directorship during the term of your employment.

     2. SALARY. You will be paid a salary at the annual rate of $165,000.00, payable in bi-weekly installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

     3. STOCK OPTIONS. Subject to the approval of the Company's Compensation Committee, and subject to shareholder approval of an increase in the number of shares of the Company's Common Stock authorized pursuant to the Company's 1995 Stock Option Plan (the "Plan"), you will be granted an option to purchase 225,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option agreement. The option will become exercisable for 25% of the option shares after one year of service and the remainder in equal monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

     4.  PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.   Like all Company
employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A.

     5.  PERIOD OF EMPLOYMENT.   Your employment with the Company will be "at
will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have

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                                                                March 24, 1997
                                                                        Page 2

been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

     6.  CHANGE OF CONTROL

     A. If your employment with the Company is terminated for reasons other than Cause (as defined below) within six months following a Change of Control (as defined below), your base salary shall continue to be paid for one year following your last day of employment.

     B. All stock options shall vest in full and become exercisable as to all of the shares subject thereto immediately prior to a Change of Control.

     C. "Change of Control" shall mean the occurrence of any of the following events:

         (i) OWNERSHIP. Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said act), directly or indirectly, of securities of the Corporation representing at least fifty percent (50%) of the total voting power represented by the Corporation's then outstanding voting securities; or

         (ii) MERGER/SALE OF ASSETS. The stockholders of the Corporation approve a merger of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such a merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all of the Corporation's assets.

     D. The term "Cause" is defined as any one or more of the following occurrences: (i) employee's conviction by, or entry of a plea of guilty or NOLO CONTENDRE in, a court of final jurisdiction for any crime which constitutes a felony in the jurisdiction involved, which felony materially injures the Company, or any of its respective affiliates, or (ii) employee's misappropriation of funds or commission of an act of fraud, whether prior to or subsequent to the date hereof, upon the Company, or any of its respective affiliates, or (iii) gross negligence by the Employee in the scope of employee's services to the Company, or any of its respective affiliates, or
(iv) a willful breach by employee of a material provision of this agreement, or (v) a willful failure of employee to substantially perform his duties.

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                                                                March 24, 1997
                                                                        Page 3

     E. The foregoing provisions shall not modify in any way the "at will" nature of your employment with the Company.

     7. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

     8. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

     9. GOLDEN PARACHUTE TAX LIMITATION. In the event that the cash severance payment you would receive under this Plan, when added to any other payments or benefits received by you, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code ("Code") and (ii) be subject to the 20% excise tax imposed by Section 4999 of the Code, then your cash severance payment hereunder shall be limited to the lower of:

         your cash severance amount under paragraph 6, or

         such amount which would, when added to your other parachute payments, result in no portion of the compensation payable to you being subject to excise tax under Section 4999 of the Code.

         No payments due you outside of this agreement shall be reduced by reason of this paragraph. Any determination required to make this adjustment shall be made in writing by the Company's independent public accountants immediately prior to the change of control triggering the parachute payments, whose determination shall be binding upon you and the Company. You and the Company are obligated to furnish to the accountants such information and documents as the accountants may reasonably request. The Company shall bear all costs of engaging the accountants in connection with these calculations.

    10. ENTIRE AGREEMENT. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

     11. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon

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                                                                March 24, 1997
                                                                        Page 4

your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on March 25, 1997.

     We look forward to having you join us on April 7, 1997.

     If you have any questions, please call me at (415) 616-3510.

                                       Very truly yours,

                                       DELTAPOINT, INC.


                                   By: /s/ Patrick Grady
                                      -----------------------------
                                      Patrick Grady
                                      Director and member of the Compensation
                                      Committee of the Board of Directors


I have read and accept this employment offer:

/s/ Jeffrey Ait
----------------------------------
Jeffrey Ait
Dated:  March 24, 1997


ATTACHMENT
Exhibit A:  Proprietary Information and Inventions Agreement